Exhibit 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT made as of this 3rd day of May, 2006 between HARTZ MOUNTAIN ASSOCIATES, a New Jersey general partnership, having an office at 400 Plaza Drive, Secaucus, New Jersey 07094 (“Landlord”) and THE CHILDREN’S PLACE SERVICES COMPANY, LLC., a limited liability corporation, having an office at 915 Secaucus Road, Secaucus, New Jersey (“Tenant”);

WHEREAS, by Agreement of Lease dated June 30, 1998, as amended by Letter Agreement dated June 30, 1998, Lease Modification Agreement dated November 20, 1998 and Second Lease Modification Agreement dated November 19, 2004 (collectively “the Lease”), Landlord leased certain demised premises at 915 Secaucus Road, Secaucus, New Jersey (the “Demised Premises”) to The Children’s Place Retail Stores, Inc.; and

WHEREAS, pursuant to that certain Assignment and Assumption of Lease Agreement dated as of October 30, 2004, the tenant’s interest under the Lease was assigned to Tenant; and

WHEREAS, the parties are desirous of providing for the termination of the Lease Term prior to the date provided in said Lease;

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) in hand paid by Tenant to Landlord, the receipt and sufficiency of which are hereby acknowledged and the mutual promises set forth herein, it is agreed that:

1.             Notwithstanding the provisions of Article 1.01N (“Expiration Date”), the Lease shall terminate on the date which is the later of (i) March 1, 2007 or (ii) the date Tenant actually vacates and surrenders the Demised Premises to Landlord by notice to that effect (said date, the “Termination Date”). Tenant shall vacate and surrender the Premises on the Termination Date in accordance with Article 24 of the Lease.

2.             Tenant agrees to promptly satisfy all accounts owing by reason of its occupancy of the Demised Premises plus all applicable utility charges, real property taxes, maintenance charges, and the cost of any repairs by reason of Tenant’s occupancy or removal of its goods and equipment from the Demised Premises as otherwise required pursuant to the terms and conditions of the Lease. It is agreed that all adjustments for charges detailed hereunder shall be made as of the Termination Date.

3.             Tenant warrants that in consideration of Landlord’s early termination of the Lease, it shall vacate the Demised Premises in accordance with Paragraph 1 of this Agreement. In the event that Tenant shall not, for any reason so vacate the Demised Premises, Landlord shall not be precluded from pursuing Tenant for any further damages arising therefrom. If Tenant shall vacate the Demised Premises as provided herein and pay to Landlord all sums owing pursuant to paragraph 2 hereof, Landlord shall thereafter return to Tenant the Letter of Credit held as and for its security deposit in the amount of $175,000.00 as provided for in Article 8 of the Lease.

4.             This agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

5.             Notwithstanding the previous Paragraph, Tenant shall not enter into any agreements of assignment, subletting or encumbrance pursuant to Article 11 of the Lease.

6.             Tenant represents that its North American Industrial Classification System Code (“NAICS Code”) [as that term is referred to in the Industrial Site Recovery Act (“ISRA”), N.J.S.A. 13:1K-1] is 5651. Tenant further represents that the Demised Premises do not constitute an “Industrial Establishment” pursuant to ISRA. In the event Tenant is subject to ISRA, Tenant will comply with all statutes, regulations, rules, ordinances, or other directives governing the termination of Tenant’s Lease.

7.             The performance by Tenant of its obligations under this Agreement shall not be deemed conditions to the termination of the Lease as set forth in Paragraph 1. hereof.

8.             The Landlord and Tenant represent and warrant to each other that the signatories hereto are duly authorized to act on their respective behalf in the entering into this Agreement.

9.             (a) Certification. Tenant certifies that: (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

10.           Reference is made to that certain Lease to be entered into contemporaneously with this Lease Termination Agreement by and between Hartz Mountain Metropolitan, an affiliate of Landlord, and Tenant, for premises located at 2 Emerson Lane, Secaucus, New Jersey (the “2 Emerson Lane Lease”). The parties hereto acknowledge that the 2 Emerson Lane lease contains two (2) contingencies which afford the Tenant the right to terminate the 2 Emerson Lane Lease, to wit, a “Site Plan Contingency” and a “SNDA Contingency” (collectively, the “Contingencies”). The parties hereto agree that to the extent Tenant exercises its right to terminate the 2 Emerson Lane Lease pursuant to either of the Contingencies, then this Lease Termination Agreement shall immediately be rendered null and void and without force and effect, and the Lease of Demised Premises referenced in this Lease Termination Agreement shall be deemed reinstated and shall continue in full force and effect consistent with its terms and conditions. In such event, Tenant shall provide Landlord with the security deposit (in the form of a Letter of Credit) stated in the amount in paragraph 3 above, immediately upon reinstatement of this Lease as provided herein. The parties agree that no documentation shall be necessary to memorialize the continued validity of the Lease consistent with the terms of this provision, however, at the election of either party, the other shall execute such documentation as is reasonably requested to memorialize same.

IN WITNESS WHEREOF, the parties have caused this Lease Termination Agreement to be signed by their duly authorized officers, and their corporate seals to be affixed hereto, the day and year first above written.

HARTZ MOUNTAIN ASSOCIATES
(“Landlord”)
BY:	HARTZ MOUNTAIN INDUSTRIES, INC.
(“general partner”)

BY:	/s/ Irwin A. Horowitz
Irwin A. Horowitz, Executive Vice President

CHILDREN’S PLACE SERVICES COMPANY, LLC
(“Tenant”)

BY:	/s/ Steven Balasiano
	Name:	STEVEN BALASIANO
	Title:	Sr. Vice President & General Counsel

Copyright © Hartz Mountain Industries, Inc. 2003. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.